CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), is entered into as of January 31st, 2011 by and between Cross Border Resources, Inc. (the “Company”) and BDR, Inc. (“Consultant”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in San Antonio, Texas focused on drilling exploratory and developmental wells in the Permian Basin region of the United States; and

WHEREAS, Consultant has expertise in the Company’s business and the Company desires to engage Consultant to perform certain services for the Company, and Consultant desires to be engaged by the Company, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals, and for and in consideration of the mutual promises set forth below and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Consulting Services.  Effective as of the date hereof and continuing until for a period of two (2) years thereafter (the “Term”), the Company hereby engages Consultant, and Consultant hereby accepts such engagement, on the terms and conditions set forth herein.  Consultant shall render such consulting and advisory services (the “Consulting Services”) during the Term as the Company may reasonably request from time to time upon reasonable prior notice. During the Term, Consultant shall devote his efforts and attention to the business of the Company as requested by the Company.

2.           Consulting Fee and Option Grant.

2.1           As compensation for the Consulting Services, Consultant shall receive a fee of $15,000 per month (the “Consulting Fee”), which shall be paid in substantially equal semi-monthly installments during the Consulting Period, subject to Consultant’s continued services as a consultant hereunder as of each payment date and compliance with the covenants under Section 10, unless otherwise provided herein.

2.2           The Company shall cause the Plan Administrator (as defined in the Plan) to grant Consultant an Option Award (as defined in the Plan) to purchase an aggregate of two hundred fifty thousand (250,000) shares (the “Option Award Shares”) of the Company’s common stock.  The Option Award Shares shall vest and be exercisable in accordance with the provisions of the Company’s 2009 Stock Incentive Plan, as may be amended from time to time (the “Plan”), and any instrument or agreement governing the Option Award (the form of which is attached hereto as Exhibit A) granted to Executive.

3.           Benefits. During the Consulting Period, Jim Swink, the executive officer of Consultant, shall be entitled to occupy an office in the Company’s headquarters and receive administrative assistant services of the same type and to the same extent as such services were provided to him immediately prior the date hereof.

4.           Expenses. Upon presentation of documentation reasonably acceptable to the Company with a copy to the Company officer charged with expense review, the Company shall reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the performance of the Consulting Services in accordance with the Company’s expense reimbursement policy in effect from time to time.

5.           Termination of Consultant.  Consultant may be terminated for any reason at any time; provided, however, that (i) Consultant shall be entitled to receive the Consulting Fee for the remainder of the Consulting Period (as if he remained as a Consultant through the end of the Consulting Period) in one lump sum on the date of such termination and (ii) all Option Award Shares shall immediately vest and become immediately exercisable by Consultant.  Consultant shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking employment, a consulting arrangement or otherwise, and the amount of any payment or other benefit provided for under this Agreement shall not be reduced by any compensation earned by Consultant as the result of employment or consulting arrangement after the termination of the Consulting Period, or otherwise.

6.           Section 409A of the Code; Delay of Payments; 280G Payments. The terms of this Agreement have been designed to comply with or be exempt from the requirements of Section 409A of the Code, where applicable, and shall be interpreted and administered in a manner consistent with such intent. Notwithstanding anything to the contrary in this Agreement, (i) if upon the Date of Termination, Consultant is a “specified employee” within the meaning of Section 409A of the Code, and the deferral of any amounts otherwise payable under this Agreement as a result of Consultant’s termination is necessary in order to prevent any accelerated or additional tax to Consultant under Section 409A of the Code, then the Company will defer the payment of any such amounts hereunder until the date that is six (6) months following the Date of Termination, at which time any such delayed amounts will be paid to Consultant in a lump sum, with interest from the date otherwise payable at the prime rate as published in The Wall Street Journal on the Date of Termination and (ii) if any other payments of money or other benefits due to Consultant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Consultant under this Agreement shall be paid to Consultant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Consultant) during any one year may not affect amounts reimbursable or provided in any subsequent year. Notwithstanding anything to the contrary contained in this Agreement, if and to the extent that any payments and rights provided under this Agreement would cause Consultant to be subject to excise tax under Section 280G or Section 4999 of the Code, then the amount of the payments shall be reduced to the extent necessary to avoid imposition of any such excise tax.

7.	Confidentiality.

7.1           Consultant shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information”) obtained by Consultant as result of this Agreement during the term of the Agreement and for two (2) years following termination of the Consulting Period.

7.2           Upon expiration or termination of this Agreement, Consultant shall turn over to a designated representative of the Company all property in Consultant’s possession and custody and belonging to the Company.  Consultant shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information which came into Consultant’s possession at any time during the term of this Agreement.

7.3           Consultant acknowledges that the Company is a public company registered under the Exchange Act, and that this Agreement may be subject to the filing requirements of the Exchange Act.  Consultant acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) shall apply to this Agreement and Consultant’s engagement with the Company.  Consultant absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Consultant’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable federal or state laws, rules, regulations, or orders.

7.4           The parties agree that the provisions of this Section 7 shall survive any termination of this Agreement.

8.           Violation of Securities Laws. As a material inducement to the Company to enter into this Agreement, Consultant agrees to promptly inform the Company if Consultant is the subject of any regulatory agency’s investigation for violation of state or federal securities law or has a judgment against him for violation of these laws in any civil action in any court.

9.           Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) to Consultant at the address indicated on the signature page of this Agreement and to the Company at the address above.  Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

10.        Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

11.        Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

12.        Entire Agreement.  Other than that certain Option Award agreement, this Agreement, the exhibits and any addendum hereto contain the entire agreement and understanding between the parties, and supersede all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.

13.        Assignability.  Consultant may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Consultant except by operation of law, or through a change in control.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

14.        Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

15.        Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

16.        Amendments.  No amendments of this Agreement shall be binding upon the Company or Consultant unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

17.        Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Texas, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Texas.

18.        Jurisdiction.  Consultant and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Texas, or in the United States District Court having jurisdiction in Texas and Consultant and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.

19.         Independent Contractor Status.  Consultant shall be an independent contractor in providing the Consulting Services and has no authority to bind the Company.

20.        Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.  Electronic signatures shall have the same effect as originals.

[Signature page follows]

IN WITNESS WHEREOF, the Company and Consultant have executed and delivered this Agreement as of the date written above.

CROSS BORDER RESOURCES, INC.

By:	/s/ Lawrence J. Risley
Lawrence J. Risley
President and COO

CONSULTANT

BDR, INC.

By:	/s/ Jim D. Swink Jr.
Jim D. Swink Jr.
President

EXHIBIT A

Form of Option Award Agreement

[see attached]